Exhibit 10.1

EMPLOYMENT AGREEMENT

     AGREEMENT dated as of the 30th day of November, 2009, by and between ADVANCED PHOTONIX, INC., a Delaware corporation (the “Company”), and RICHARD D. KURTZ (“Employee”).

     In consideration of the mutual covenants herein contained, it is agreed by and between the Company and Employee as follows:

     1. Employment Term. The Company hereby continues the employment of Employee, and Employee hereby accepts such continued employment by the Company, for the period (the “Employment Period”) commencing as of the date hereof and continuing until sooner terminated in accordance with the provisions of Section 4.

     2. Scope of Duties. Employee’s position with the Company will be President and Chief Executive Officer (“CEO”). As CEO, Employee will be responsible for corporate oversight, investment banking relations and strategic planning and will have such other authority and responsibilities as the Board of Directors of the Company (the “Board”) reasonably may determine from time to time. The Board shall endeavor to maintain Employee as a Director of the Company during the period while this Agreement is in effect. Employee shall devote his entire working time, energy, skill, and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interest of the Company. Employee shall be permitted to engage in private investment activity, charitable activities and, with the prior consent of the Board of Directors, to serve as a director of other corporations; provided, however, that in each case such activities do not (i) interfere or conflict with the performance of his duties or violate any of his obligations hereunder or (ii) preclude the Company or any Subsidiary (as defined below) from obtaining contracts from any such corporation or entity. For the purposes of this Agreement, any entity with respect to which the Company controls, directly or indirectly, more than fifty percent of the voting power shall be a “Subsidiary” and all such entities shall be “Subsidiaries”.

     3. Compensation.

          3.1. Base Salary. In consideration of the services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary (“Base Salary”) at the rate of $295,000 per year payable in accordance with the Company’s customary payroll practices as in effect from time to time. Base Salary will be reviewed no less frequently than annually, and may be increased (but not decreased) in the sole discretion of the independent directors of the Board or the Compensation Committee of the Board (the “Committee”).

          3.2. Incentive Compensation. For each fiscal year of the Company while this Agreement is in effect, Employee will be eligible to participate in the Company’s Executive Incentive Compensation Plan, as such Plan from time to time be amended and in accordance with the terms thereof (or any successor plan which provides bonuses to executives of the Company) (the “Bonus Plan”) pursuant to which Employee will be eligible to receive additional compensation for his services (the “Bonus”) of 50% (or such greater percentage as the Board or the Committee may determine) of his Base Salary for such fiscal year, the exact amount of the Bonus to be subject to the attainment of predetermined, measurable goals determined by the Board or the Committee after consultation with the Employee. Employee acknowledges that he has received a copy of the Bonus Plan as currently in effect. To the extent that any provisions of this Agreement conflict with the provisions of the Bonus Plan, this Agreement shall govern.

          3.3. Equity Compensation. For as long as this Agreement is in effect, Employee shall be entitled to such equity grants of restricted stock or stock options and other grants as may be determined from time to time by the Committee in accordance with the Company’s 2007 Equity Incentive Plan or any similar plan that may be adopted by the Company (the “Plan”).

          3.4. Other Benefits.

               3.4.1. For as long as this Agreement is in effect, Employee shall be entitled to participate, at the Company’s expense (but subject to any employee contribution requirements imposed by the Company from time to time on its employees generally) in the Company’s 401-K retirement and savings plan, its medical and dental health insurance plan, and all other health, insurance and other benefit plans and perquisites applicable generally to executive officers of the Company (collectively, the “Benefit Plans”), in each case on the same basis as is generally applicable to other senior executive officers of the Company. Nothing herein shall be construed to require the Company to maintain any Benefit Plan or to limit the Company’s right to alter or amend the terms of any Benefit Plan in the Company’s sole discretion.

               3.4.2. During each fiscal year while this Agreement is in effect,, Employee will be entitled to vacation at the rate of five (5) weeks per year. Except as otherwise provided in the Company’s employee manual as from time to time in effect, no vacation time may be carried over from one year to the next. All vacations shall be scheduled so as not to adversely impact the Company’s operations. In the event of the termination of this Agreement, all accrued and unused vacation shall be paid to Employee at Employee’s then pro-rata hourly Base Salary rate of Employee in accordance with the Company’s regular practices and procedures in effect from time to time.

               3.4.3. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company and Employee’s duties upon receipt of appropriate documentation and in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

          3.5. Withholding Taxes. The Company shall withhold from all compensation paid to Employee hereunder all taxes and other sums which it is required to withhold by law or under the terms of any Benefit Plan.

     4. Termination of Agreement; Severance Payments.

          4.1. Termination. This Agreement and Employee’s employment hereunder may be terminated as provided in Sections 4.2 through 4.7 below and the economic consequences of any such termination are set forth in Section 4.8 below.

          4.2. Death. This Agreement and Employee’s employment by the Company shall immediately terminate upon the death of the Employee.

          4.3. Disability. The Company may terminate this Agreement and Employee’s employment by the Company as a result of Employee’s “Disability” (as defined below) upon delivery of notice of termination to Employee by the Company. As used herein, “Disability” shall mean any medically determinable physical or mental impairment which is reasonably likely to result in the death of Employee or the inability of Employee, for a continuous period of more than four (4) months to perform substantially all of his regular duties and carry out substantially all of his responsibilities hereunder. The Company shall have the right to have Employee examined by a competent doctor for purposes of determining any physical or mental impairment Employee may have suffered.

          4.4. For Cause. The Company may terminate this Agreement and Employee’s employment hereunder at any time for Cause (as defined below) upon written notice given to Employee. As used herein, “Cause” means; (i) any act of Employee which would constitute a felony (other than a driving offense) or fraud; (ii) a continuing material breach by Employee in performing the duties described in this Agreement (other than by reason of physical or mental disability or impairment) which is not cured by Employee within fifteen (15) days after the Company gives Employee written notice specifying the details of the breach; or (iii) gross neglect, gross malfeasance, willful neglect, willful misconduct, or dishonesty in performance of Employee’s duties hereunder.

          4.5. For Good Reason. Employee shall have the right to terminate this Agreement and Employee’s employment hereunder at any time for “Good Reason” (as defined below) upon written notice given to the Company. As used herein, “Good Reason” means (A) Employee having attained the age of 65, or (B) the occurrence (without the consent of Employee) of any of the following:

               (i) The removal of Employee from the position of CEO or President, or any removal of Employee from, or any failure to reelect Employee to, the Board;

               (ii) The assignment to Employee of any duties materially inconsistent with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility as contemplated by Section 2, or any other material diminution in such position, authority, duties or responsibilities;

               (iii) A change in the geographic location of Employee’s principal place of employment to a location more than forty-five (45) miles beyond (A) the present location of the Company’s principal executive offices and (ii) Employee’s then principal place of residence; or

               (iv) Any failure by the Company to comply with the material provisions of this Agreement, including the provisions of Section 3, provided that (A) Employee gives notice of any condition listed in clause (i) through (iv) above to the Company within 90 days after the initial existence of the condition, which notice gives the Company 30 days within which to cure the condition, and (B) the condition is not cured within such 30-day period. Any such termination of this Agreement shall be effective upon the expiration of such 30-day period or at such earlier date agreed to by the parties in writing.

          4.6. Without Good Reason. Employee shall have the right to terminate this Agreement and Employee’s employment hereunder without Good Reason at any time upon not less than three (3) months’ prior written notice to the Company.

          4.7. Without Cause. The Company may terminate this Agreement and Employee’s employment hereunder at any time and for any reason or no reason and without cause, upon written notice to Employee, in which event the Company shall have no further obligation under this Agreement except as set forth in Section 4.8.

          4.8. Severance Payments.

               4.8.1 Except as otherwise expressly provided in Section 4.8,2 below with respect to a termination pursuant to Section 4.3 (Disability), Section 4.5 (For Good Reason) or Section 4.7 (Without Cause), upon a termination of this Agreement and Employee’s employment hereunder, Employee shall be entitled to be paid only (i) any earned but unpaid Base Salary due to Employee for the pay period in which such termination occurs and any reimbursements due to Employee under Section 4.3.4 above, (ii) any amounts due to Employee under (and in accordance with the terms of) any employee benefit plan in which he was a participant at the time of the termination of this Agreement (other than any such plan providing severance or similar payments to employees general), and (iii) any Bonus due to Employee under (and in accordance with the terms of) the Bonus Plan.

               4.8.2 In connection with a termination of this Agreement and Employee's employment hereunder (A) by the Company as a result of Employee’s Disability (Section 4.3) or without Cause (Section 4.7) or (B) by Employee For Good Reason (Section 4.5), the Company shall (provided Employee is not in breach of his obligations under Section 5 below):

                    (i) continue to pay to Employee the Base Salary as in effect at the time of termination for a period of two years commencing on the date of termination (the “Pay-out Period”) in accordance with the Company’s customary payroll practices in effect from time to time, provided, however, that such amount will be reduced by any amounts that Employee is paid pursuant to any long-term disability insurance plan of the Company with respect to the Pay-out Period; and

                    (ii) pay to Employee any accrued and unpaid Bonus earned by him under the Bonus Plan with respect to the fiscal year preceding the year of termination, plus a pro rated portion (based on a fraction, the numerator of which is the number of days in the fiscal year preceding the date of termination and the denominator of which is 365) of any Bonus that would have been earned by him under the Bonus Plan for the fiscal year of termination assuming that this Agreement had continued in effect for the full fiscal year, in each case payable at the times provided in the Bonus Plan; and

                    (iii) during the Pay-out Period, the Company will use its reasonable best efforts (provided, however, that it shall not be required to incur any out of pocket costs) to ensure that Employee will be entitled to continue to participate (on the same terms as are applicable to employees of the Company generally, including any obligation of a participant to make contributions) in any group medical or dental health insurance plans in which Employee is participating at the time of the termination of his employment. The Company will continue to pay the employer’s share (as from time to time determined under the terms of such plans) of the monthly premium applicable to Employee’s coverage thereunder (the “Monthly Cost”) for so long as Employee is eligible for and elects to continue such coverage and in the event that Employee is not so eligible but elects to continue such coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Employee for an amount equal to the Monthly Cost for so long during the Pay-out Period as Employee is eligible and elects to continue such coverage under COBRA.

     Employee’s right to receive any payments provided for under Section 4.8.2 is conditioned upon and subject to Employee’s execution and delivery of a general release (substantially in the form of that attached hereto as Exhibit A) within 60 days after the date of the termination of this Agreement and if such executed general release is not delivered to the Company on or prior to the 60th day after the date of termination of this Agreement, the Company shall have no obligation to make any payments or to provide any benefits to Employee under this Section 4.8.

               4.8.3 In the event (i) of a termination of this Agreement and Employee’s employment hereunder pursuant to Section 4.5 and (ii) if the Company has securities which are publicly traded on an “established securities exchange” and Employee is a “specified employee,” in each case within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of such termination, then notwithstanding the provisions of Section 4.8.2 hereof, the payment of any sums due to Employee under Section 4.8.2 (i) and (ii) during the six months following the date of such termination of this Agreement (the “Delay Period”) shall be deferred and paid to Employee, in a lump sum and without interest, one day after the end of the Delay Period.

               4.8.4 With respect to the provision of benefits to Employee pursuant to Section 4.8.1(iii), the provision of benefits in kind to Employee or the provision of reimbursement to Employee therefore shall be subject to the following conditions: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during Employee’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided to Employee in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and (ii) the right to reimbursement or in-kind benefits may not be subject to liquidation or exchange for another benefit.

               4.8.5 The provisions of Sections 4.8.3. and 4.8.4 shall apply only in the event and to the extent necessary to prevent the imposition of any accelerated or additional tax under Code Section 409A.

               4.8.6 Any payment to Employee under this Section 4.8 shall constitute liquidated damages and not a penalty, and Employee shall not be obligated to seek employment to mitigate his damages; nor shall any compensation Employee receives from any party subsequent to such termination be an offset to the amount of any payment hereunder.

5.	Disclosure of Confidential Information, Assignment of Inventions, and Covenants Not to Compete.

          5.1. Confidential Information. Employee acknowledges that the Company (which term, for purposes of this Section 5, shall be deemed to include Advanced Photonix, Inc. and its Subsidiaries) possesses secret and confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, business opportunities, trade secrets, formulas, techniques, methods and other information used in its operations of which Employee has or will obtain knowledge, whether learned by him prior to or following the date hereof and whether learned by him as an employee of the Company, as a member of the Board or otherwise, and whether or not developed by Employee (collectively, “Confidential Information”), and that the Company will suffer serious and irreparable damages and harm if this Confidential Information were disclosed to any other party or if Employee used this information to compete against the Company. Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company or as may otherwise be required by law or judicial process, Employee, without the consent of the Board, shall not at any time while this Agreement is in effect at any time thereafter disclose or use any Confidential Information, unless such Confidential Information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

          5.2. Discoveries and Works. Any and all writings, inventions, improvements, process and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, while he has been employed by the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of all such writings, inventions, improvements, process, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, process, procedures and techniques, and otherwise aid and assist the Company so the Company can prepare and present applications for copyright or Letters of Patent wherever possible, as well as reissues, renewals, and extensions thereof in all countries in which it may desire to have a copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such inventions, improvements, process, procedures and techniques.

          5.3. Non-Compete. Employee agrees that while this Agreement is in effect and for the longer of (i) the Pay-Out Period, or (ii) a one-year period after any termination of this Agreement (the “Restricted Period”), Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, member, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the United States of America or Canada which is competitive with that of the Company’s primary lines of business, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to two percent (2%) of any class of securities of any corporation which is regularly traded on any national securities exchange. For the purpose of this Agreement, a business activity competitive with the primary lines of business of the Company shall include the design, manufacture, marketing, sale, distribution or servicing high-speed optical detectors, terahertz devices, components, subsystems and systems, III-V and semiconductor epilayer designs and structures and any other product or product group hereafter in development, manufactured, marketed, sold, distributed or serviced by the Company after the date hereof, but in each case which is the same as or similar to or competes with, or has a usage allied to, a product being actively developed, marketed, sold or distributed by the Company at any time during Employee’s final twelve (12) months of employment by the Company.

          5.4. Non-interference. Employee further agrees that during the Restricted Period, without the prior written consent of the Company, he will not, directly or indirectly, (i) induce or assist (or attempt to induce or assist) any other person who (at the date of the termination of Employee’s employment hereunder or at any time within six (6) months prior to such date) was an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and such person, or (ii) induce or assist (or attempt to induce or assist) any customer, supplier, franchisee, licensee, distributor or other person or entity with whom the Company (at the date of the termination of Employee’s employment hereunder or at any time within six (6) months prior thereto) maintained a business relationship to cease doing business with the Company, or in any way interfere with such relationship.

          5.5. Enforcement. If, at the time of enforcement of any provisions of this Section 5, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Employee agrees that the covenants made in this Section 5 shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

          5.6. Injunctive Relief. Employee acknowledges that the restrictions contained herein are reasonable and necessary in order to protect the legitimate interest of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, without the necessity of posting bonds, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     6. Miscellaneous.

          6.1. Section headings are for convenience only and shall not be deemed to govern, limit, modify, supersede or affect the interpretation of the provisions of this Agreement.

          6.2. This Agreement is entered into in the State of Michigan and shall be governed pursuant to the laws of the State of Michigan. With respect to any dispute concerning or arising out of this Agreement, each party hereto hereby submits to the exclusive jurisdiction of the state and federal courts located in Michigan and further agrees not to assert that such party is not subject to the jurisdiction of the above-named courts or that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper. The prevailing party in any such litigation shall be entitled to an award of legal fees and other costs and expenses relating to the litigation.

          6.3. If any provision contained in this Agreement, or the application of any provision, is held invalid or unenforceable by a court of competent jurisdiction, that provision will be deemed to be modified in a manner to make it consistent with the intent of the original provision, so that as revised, the provision will be valid and enforceable, and this Agreement, and the application of the provision to persons or circumstances other than those for which it would be invalid or unenforceable, will not be affected by the revision.

          6.4. This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

          6.5. This Agreement may be modified only by means of a writing signed by the parties.

          6.6. Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, Michigan 48104
Attn: Chairman of the Board of Directors

With a copy to:

Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue
New York, New York 10017
Attention: Landey Strongin, Esq.

If to Employee:

Richard D. Kurtz
c/o Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, Michigan 48104

          6.7. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

          6.8. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

          6.9. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Employee.

          6.10. This Agreement may be executed in separate counterparts and may be delivered by facsimile, each of which shall constitute the original hereof.

[Signature page follows]

     IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

ADVANCED PHOTONIX, INC.

By:	/s/	Robin Risser
Robin Risser
Chief Financial Officer

	/s/	Richard D. Kurtz
Richard D. Kurtz

EXHIBIT A

FORM OF GENERAL RELEASE

     Richard Kurtz (“Employee”) acknowledges and agrees to, for and in consideration of the benefits payable to him under Section 4.8.2 of that certain Employment Agreement (the “Employment Agreement”) between Employee and Advanced Photonix, Inc., (“API”) dated _____________and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for himself and for his heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to for purposes of this General Release as the “Employee Releasors”), hereby forever release and discharge API and any and all of API’s past, present and future parent entities, subsidiaries, divisions, affiliates or related business entities, assets, employee benefit and/or pension plans or funds, successors and assigns and any of their and/or API’s past, present and future owners, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees, successors and assigns, whether acting as agents for API or in their individual capacities (collectively referred to as the “API Releasees”), from all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether based on any federal, state or local constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any Employee Releasor shall ever had, now have, or hereafter may have against any of the API Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the world up to and including the date that Employee signs this General Release.

     Without in any way limiting the generality of the foregoing, this General Release shall release and discharge the API Releasees from, including but not limited to: (a) any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except for any vested benefits, which are not affected by this General Release), the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Michigan Elliott-Larsen Civil Rights Act and any amendments made to any of the above statutes; (b) any and all other claims for employment discrimination, harassment, and/or retaliation (whether based on a federal, state or local constitution, statute, ordinance, code, common law, court decision or otherwise); (c) any and all claims relating to Employee’s employment by API (and/or by any of the other API Releasees), the terms and conditions of such employment and/or the termination of such employment; (d) any and all claims relating to, or arising out of, the making of the Employment Agreement and this General Release; (e) any and all claims for damages or personal injury of any type whatsoever (whether arising by virtue of any constitution, statute, ordinance, common law, court decision or otherwise); (f) any and all claims of breach of implied or express contract, misrepresentation, negligence, fraud, wrongful discharge, constructive discharge, infliction of emotional distress, intentional infliction of emotional distress, battery, defamation, libel, slander, compensatory and/or punitive damages; and (g) any and all claims for attorneys’ fees, costs, disbursements and the like.

     This General Release specifically excludes and does not apply to any of Employee’s (i) claims arising under the provisions of Section 4.8 of the Employment Agreement or under any stock option agreement, restricted stock award or similar agreement entered into pursuant to API’s 2007 Equity Incentive Plan or similar plan that may be adopted by API, (ii) claims arising under the provisions of benefit plans, if any, which are applicable generally to former employees of API, and (iii) claims for indemnification against third party claims which claims for indemnification arise under any contract between API and Employee or under the provisions of API’s Certificate of Incorporation or By-laws, or the Delaware General Corporation Law.

     Employee acknowledges and agrees that: (a) he has carefully read and fully understands all of the provisions of this General Release; (b) he has not relied upon any representations or statements, written or oral, not set forth in this General Release or in the Employment Agreement; (c) he executes this General Release freely, voluntarily and with full knowledge of its terms and consequences; (d) he has been afforded sufficient time and opportunity to consult with an attorney and is hereby advised to consult with an attorney prior to signing this General Release; (e) he has been given at least twenty-one (21) days within which to consider this General Release and that if he signs this General Release in less than twenty-one (21) days he does so voluntarily and without any pressure or coercion of any nature from API; (f) for a period of seven (7) days following his execution of this General Release, he may revoke this General Release by providing written notice of such revocation to API and that this General Release shall not become effective or enforceable until the seven (7) day revocation period has expired; and (g) that if he timely revokes this General Release, he will forfeit his entitlement to any payments under Section 4.8.2 of the Employment Agreement.

     IN WITNESS WHEREOF, Employee has executed this General Release on the ____ day of _____________, ____.

Richard D. Kurtz